----------------
 FORM 5
----------------

 [ ] Check box if no longer subject           U.S. SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
     to Section 16. Form 4 or Form 5                   WASHINGTON, D.C. 20549                                 ------------
     obligations may continue.  See      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           OMB Number 3235-0362
     Instruction 1(b).                                                                                 Expires:  October 31, 2001
                                    Filed pursuant to Section 16(a) of the Securities Exchange Act     Estimated average burden
 [ ] Form 3 Holdings Reported      of 1934, Section 17(a) of the Public Utility Holding Company Act    hours per response:.......1.0
                                    of 1935 or Section 30(f) of the Investment Company Act of 1940
 [ ] Form 4 Transactions Reported

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of              | 2. Issuer Name and Ticker or Trading Symbol   | 6. Relationship of Reporting
   Reporting Person*                |                                               |    Person to Issuer
                                    |                                               |            (Check all applicable)
                                    |                                               |
                                    |                                               | __X___ Director          ______ 10% Owner
                                    |                                               | __X___ Officer  (give    ______ Other (specify
                                    |                                               |                  title                 below)
Paul A. Miller                      |       LSB Corporation (LSBX)                  |                  below)
------------------------------------------------------------------------------------|
(Last)       (First)      (Middle)  | 3. IRS Identification   | 4. Statement for    | President and Chief Executive Officer
                                    |    Number of Reporting  |    Month/Year       |
c/o LSB Corporation                 |    Person if an Entity  |                     |
30 Massachusetts Avenue             |    (Voluntary)          |                     |
                                    |                         | December 2001       |
------------------------------------|                         |---------------------------------------------------------------------
            (Street)                |                         | 5. If Amendment,    | 7. Individual or Joint/Group Filing
                                    |                         |    Date of Original |    (Check Applicable Line)
                                    |                         |    (Month/Year)     |
                                    |                         |                     |
No. Andover, MA   01845             |                         |                     |  ___X__ Form filed by One Reporting Person
                                    |                         |                     |  ______ Form filed by More than One Reporting
                                    |                         |                     |         Person
------------------------------------------------------------------------------------------------------------------------------------
(City)       (State)       (Zip)    |
------------------------------------------------------------------------------------------------------------------------------------
                 TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security   | 2. Transaction   | 3. Transaction | 4. Securities        | 5. Amount of    | 6. Ownership   | 7. Nature of
   (Instr. 3)          |    Date (Month/  |    Code        |    Acquired (A) or   |    Securities   |    Form:       |    Indirect
                       |    Day/Year)     |    (Instr. 8)  |    Disposed of (D)   |    Beneficially |    Direct (D)  |    Beneficial
                       |                  |                |    (Instr. 3, 4      |    Owned at End |    or Indirect |    Ownership
                       |                  |                |    and 5)            |    of Issuer's  |    (I)         |    (Instr. 4)
                       |                  |                |                      |    Fiscal Year  |    (Instr. 4)  |
                       |                  |                |                      |    (Instr. 3    |                |
                       |                  |                |                      |    and 4)       |                |
                       |                  |                |----------------------|                 |                |
                       |                  |                | Amount |(A) or |Price|                 |                |
                       |                  |                |        |(D)    |     |                 |                |
------------------------------------------------------------------------------------------------------------------------------------
    COMMON STOCK       |                  |                |        |       |     |        4,500    |       D        |
------------------------------------------------------------------------------------------------------------------------------------
                       |                  |                |        |       |     |                 |                |
------------------------------------------------------------------------------------------------------------------------------------
                       |                  |                |        |       |     |                 |                |
------------------------------------------------------------------------------------------------------------------------------------
                       |                  |                |        |       |     |                 |                |
------------------------------------------------------------------------------------------------------------------------------------
                       |                  |                |        |       |     |                 |                |
------------------------------------------------------------------------------------------------------------------------------------
THE REPORTING PERSON IS A PARTICIPANT IN A 401(k) PLAN WHICH OFFERS THE OPTION TO ACQUIRE LSB CORPORATION STOCK. THE PLAN ACQUIRED
8,922 SHARES OF LSB CORPORATION STOCK DURING 2001 AT PRICES RANGING FROM $10.30 TO $13.69 PER SHARE BASED ON A PLAN STATEMENT DATED
DECEMBER 31, 2001. IT IS ESTIMATED THAT THE REPORTING PERSON'S PORTION OF THE LSB CORPORATION STOCK IN THE 401(k) IS APPROXIMATELY
14,149 SHARES AS OF DECEMBER 31, 2001.
------------------------------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.            (Over)
                                                      (Print or Type Responses)

FORM 5 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative | 2. Conver-  | 3. Transac-  | 4. Transac- | 5.  Number of  | 6. Date Exercisable  | 7. Title and Amount of
   Security (Instr. 3) |    sion or  |    tion Date |    tion     |     Derivative |    and Expiration    |    Underlying
                       |    Exercise |    (Month/   |    Code     |     Securities |    Date (Month/      |    Securities
                       |    Price of |    Day/Year) |    (Instr.  |     Acquired   |    Day/Year)         |    (Instr. 3 and 4)
                       |    Deriva-  |              |    8)       |     (A) or     |                      |
                       |    tive     |              |             |     Disposed   |                      |
                       |    Security |              |             |     of (D)     |                      |
                       |             |              |             |     (Instr. 3, |                      |
                       |             |              |             |     4, and 5)  |                      |
                       |             |              |             |                |                      |
                       |             |              |             |----------------|----------------------|------------------------
                       |             |              |             |  (A)  |   (D)  |  Date   | Expiration |    Title |  Amount or
                       |             |              |             |       |        |  Exer-  |    Date    |          |  Number of
                       |             |              |             |       |        |  cisable|            |          |   Shares
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
     STOCK OPTION      |    $4.50    |              |             |       |        | (1)     | 6/23/04    |  COMMON  |   40,000
    (RIGHT TO BUY)     |             |              |             |       |        |         |            |  STOCK   |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
     STOCK OPTION      |    $3.9375  |              |             |       |        | (1)     | 6/22/05    |  COMMON  |   10,000
    (RIGHT TO BUY)     |             |              |             |       |        |         |            |  STOCK   |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
     STOCK OPTION      |    $6.00    |              |             |       |        | (1)     | 4/25/06    |  COMMON  |   77,500
    (RIGHT TO BUY)     |             |              |             |       |        |         |            |  STOCK   |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
     STOCK OPTION      |    $9.125   |              |             |       |        | (2)     | 7/22/09    |  COMMON  |   10,958
    (RIGHT TO BUY)     |             |              |             |       |        |         |            |  STOCK   |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
     STOCK OPTION      |    $9.125   |              |             |       |        | (3)     | 7/22/09    |  COMMON  |    1,042
    (RIGHT TO BUY)     |             |              |             |       |        |         |            |  STOCK   |
-----------------------------------------------------------------------------------------------------------------------------------
     STOCK OPTION      |    $13.90   |              |             |       |        | (4)     | 7/26/11    |  COMMON  |   12,000
    (RIGHT TO BUY)     |             |              |             |       |        |         |            |  STOCK   |
-----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------
| 8. Price of   | 9. Number of     | 10. Ownership of  | 11. Nature of
|    Derivative |    Derivative    |     Derivative    |     Indirect
|    Security   |    Securities    |     Security:     |     Beneficial
|    (Instr. 5) |    Beneficially  |     Direct (D)    |     Ownership
|               |    Owned at End  |     or Indirect   |     (Instr. 4)
|               |    of Year       |     (I)           |
|               |    (Instr. 4)    |     (Instr. 4)    |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |     40,000       |         D         |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |     10,000       |         D         |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |     77,500       |         D         |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |     10,958       |         D         |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |      1,042       |         D         |
|               |                  |                   |
---------------------------------------------------------------------------
|               |     12,000       |         D         |
|               |                  |                   |
---------------------------------------------------------------------------


Explanation of Responses:
    (1) Option is fully exercisable.
    (2) The option becomes exercisable in three annual increments of 5,479 shares on 7/22/00, 2,739 shares on 7/22/01, and 2,739 shares on 7/22/02.
    (3) The option becomes exercisable in three annual increments of 521 shares on 7/22/00, 260.50 shares on 7/22/01, and 260.50 shares on 7/22/02.
    (4) The option becomes exercisable in three annual increments of 6,000 shares on 7/26/02, 3,000 shares on 7/26/03, and 3,000 shares on 7/26/04.


                                                                                  /s/ Paul A. Miller                    01/25/02
                                                                                 -----------------------------------   -----------
                                                                                  **Signature of Reporting Person         Date


**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations
  See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



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